EXHIBIT 24.1

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Daniel G. Hickey, Jr. and James J. Scardino, and each of them, the true and lawful attorney or attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, to sign on his behalf as a director or officer or both, as the case may be, of CRM Holdings, Ltd.. on Annual Report on Form 10-K for the fiscal year ended December 31, 2007 under the Securities Exchange Act of 1934, as amended, and to sign any or all amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney or attorneys-in-fact, and each of them with or without the others, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorney or attorneys-in-fact or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Date

/s/ Daniel G. Hickey, Jr. Daniel G. Hickey, Jr.	March 5, 2008

/s/ James J. Scardino James J. Scardino	March 5, 2008

/s/ Daniel G. Hickey, Sr. Daniel G. Hickey, Sr.	March 5, 2008

/s/ David M. Birsner David M. Birsner	March 5, 2008

/s/ Keith S. Hynes Keith S. Hynes	March 5, 2008

/s/ Charles I. Johnston Charles I. Johnston	March 5, 2008

/s/ Philip J. Magnarella Philip J. Magnarella	March 5, 2008

Edmund N. Pascoe

/s/ Salvatore A. Patafio Salvatore A. Patafio	March 5, 2008

/s/ Louis Rosner Louis Rosner	March 5, 2008

131